Exhibit 99.1

MEDIA CONTACT:

Mark Brown
Vice President Marketing
mark.brown@dealertrack.com
(516)734-3887

INVESTOR CONTACT:

Elizabeth Besen
Director of Investor Relations
elizabeth.besen@dealertrack.com
(516) 734-3859

DEALERTRACK COMPLETES ACQUISITION OF
TRIVIN HOLDINGS, INC.

Lake Success, N.Y., February 1, 2011 – DealerTrack Holdings, Inc. (Nasdaq: TRAK) today announced that it has completed its acquisition of triVIN Holdings, Inc. (“triVIN”), a leading provider of automobile title management services to lenders and vehicle registration services to automobile dealers for approximately $131 million in cash, net of acquired cash and working capital.  The agreement to acquire triVIN was announced on January 10, 2011.

About DealerTrack (www.dealertrack.com)

DealerTrack's intuitive and high-value software solutions enhance efficiency and profitability for all major segments of the automotive retail industry, including dealers, lenders, OEMs, agents and aftermarket providers. Our solution set for dealers is the industry's most comprehensive. DealerTrack operates the industry's largest online credit application network, connecting approximately 17,000 dealers with over 900 lenders. Our Dealer Management System (DMS) provides dealers with easy-to-use tools and real-time data access that will streamline any automotive business. Dealers using DealerTrack AAX get the inventory management tools and services needed to accelerate turns and increase profit. Our Sales/Finance and Insurance solution enables dealers to streamline the entire sales process while structuring all types of deals from a single integrated platform. DealerTrack's Compliance solution helps dealers meet legal and regulatory requirements and protect their hard-earned assets. DealerTrack's family of companies also includes data and consulting services providers ALG and Chrome Systems.  For more information, visit www.dealertrack.com.

About triVIN Holdings, Inc. (www.trivin.com)

triVIN Holdings, Inc, through its operating subsidiaries, provides solutions that streamline motor vehicle credentialing.  From registration and titling to collateral management, triVIN services dealerships, leasing companies, rental agencies, financial institutions, and consumers nationwide.  The company’s suite of products and services help users increase efficiency, save money, and provide superior customer service.  FDI offers electronic lien and title management services to financial institutions, while GSS enables processing of motor vehicle transactions.  RegUSA processes cross-state vehicle transactions.

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